PALLET MANAGEMENT SYSTEMS
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 21st day of June, 1999 by and between PALLET MANAGEMENT SYSTEMS, INC., a Florida corporation with its principal office at One South Ocean Boulevard, Suite 305, Boca Raton, Florida 33432 (the "Company"), and ARTHUR P. CALTRIDER, whose residence address is 35 S. Lake Way, Reisterstown, Maryland 21136 (the "Executive").

                                    Recitals

         1. The Executive is hired as a Senior Vice President of the Company.

         2. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

         3. The Company recognizes that the Executive's contribution, as a Senior Vice President of the Company, to the growth and success of the Company has been and will be substantial and desires to assure the Company of the Executive's present and continued employment in an executive capacity and to compensate him therefor.

         4. The Company has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

         5. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                    Agreement

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

         1. Employment.

         1.1 (a) Employment and Term. The Company shall employ the Executive and the Executive shall serve the Company, on the terms and conditions set forth herein, for the period (the "Initial Term") effective as of June 27, 1999 (the "Commencement Date") and expiring on the third anniversary of the Commencement Date, unless sooner terminated as hereinafter set forth.

         (b) Renewal. This Agreement shall automatically renew for successive annual terms of one year each (a "Renewal Term") at the conclusion of the Initial Term, unless the Company provides the Employee written notice of its intent not to renew at least three (3) months prior to the conclusion of each anniversary date, commencing as of the third anniversary of the Commencement Date. Unless used independently, the use of the word "Term" throughout the remainder of this Agreement shall refer to both the Initial Term and the Renewal/Remainder Terms.

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         1.2 Duties of Executive. The Executive shall serve as a Senior Vice
President of the Company and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Company and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote his full time business hours to the business and affairs of the Company.

         1.3 Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company's offices in Baltimore, Maryland except for required travel on behalf of the Company.

         1.4 Relocation. If at any time the Board determines that it is in the best interests of the Company to relocate the Company's offices to a location other than Baltimore, Maryland, and Executive needs and agrees to relocate to such location in order to perform his duties hereunder, then the Company shall reimburse Executive for all out-of-pocket relocation expenses for him and his family, including but not limited to, moving and storage expenses, temporary living and travel expenses for a reasonable time while arranging to move his residence to the changed location.

         2. Compensation.

         2.1 Base Salary. During the Term, the Executive shall receive a base salary at the annual rate of $142,500, subject to adjustment in accordance with this Paragraph 2.1 (the "Base Salary"). The Base Salary shall be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. Commencing on the first anniversary of the Commencement Date, and each anniversary of the Commencement Date thereafter during the Term, the Base Salary shall be increased, but shall not be decreased, by that percentage by which the Consumer Price Index (All Items Less Shelter), Urban Wage Earners and Clerical Workers, for Metropolitan Areas published by the United States Government (the "Index") for the immediately preceding calendar year exceeds such index for the next preceding calendar year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living as computed and published by an agency of the United States government or, if no such agency computes and publishes such statistics, by any regularly published national periodical that does compute and publish such statistics.

         2.2 Additional Cash Compensation. Executive shall be entitled to receive a bonus calculated as follows:

         (a) For the fiscal year ending June, 2000 and future years, the bonus will be equal to a percentage of Base Salary, equal to one quarter of the percentage increase in fully diluted pre-tax earnings per share over the prior fiscal year up to 50% of Base Salary, provided that the base for the bonus computation for any year cannot increase more than 100% from the prior year even if fully diluted pre-tax earnings per share increases by more than 100% (i.e., if the fully diluted pre-tax earnings per share for 2000 was $.40 and for 2001 was $1.00, the base for bonus computation purposes will be $.80 or 100% of the prior year), provided further, that if fully diluted pre-tax earnings per share decreases from the prior year base or is less than $.20 per share, then no bonus is payable.

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


         (b) Executive's bonus shall be paid no later than ten business days after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission if the Company is a public company, and if not a public company, within ten business days of the completion of its annual audit.

         (c) Executive shall also be entitled to receive such additional increments in base salary and performance or merit bonuses as shall be determined from time to time during the Term by the Board (collectively, "Bonus").

         2.3 Stock Options.

         (a) At the beginning of Fiscal year 2000 Executive shall be granted 10,000 ten year stock options under the Company's stock option plans to purchase shares of Common Stock at fair market value on the date of grant. At the beginning of each fiscal year commencing with fiscal 2001, Executive shall be granted ten year stock options under the Company's stock option plans to purchase shares of Common Stock equal to not less than one quarter percent (1/4%) of the shares then outstanding, with an exercise price equal to the fair market value of the Company's Common Stock on the grant date. The terms shall be set forth in a separate stock option agreement, but shall provide (i) that all options shall immediately vest upon a "Change of Control" or a termination by the Company without "Cause" (as defined herein), and (ii) for "cashless exercise" upon exercise of the options.

         (b) Effective on the Commencement Date, Executive shall be granted 15,000 Stock Appreciation Rights under the Company's stock option plan that shall vest only upon a "Change of Control" as defined in Section 6(a) below. The exercise price shall be the fair market value of the Company's Common Stock on the Commencement Date.

         3. Expense Reimbursement and Other Benefits.

         3.1 Expense Reimbursement. During the Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

         3.2 Other Benefits. The Company shall obtain or shall continue in force comprehensive health insurance coverage, including dental coverage, either group or individual, for the Executive and his dependents, and shall obtain or shall continue in force disability. The disability insurance shall have the maximum amount obtainable and an elimination period of not more than one year, when available.

         3.3 Automobile Allowance. Throughout the Term of this Agreement, the Company will pay for and provide Executive with, a monthly automobile allowance of $750, of a company vehicle, together with reimbursement for all operating fluids used in the automobile.

         3.4 Vacation. Executive shall be entitled to reasonable vacations during each year of the Term, the time and duration thereof to be determined by mutual agreement between Executive and the Company.

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

         4. Termination.

         4.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement "Cause" shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within 20 business days after receipt by Executive of notice of same, (ii) fraud, embezzlement or misappropriation as against the Company, or (iii) the conviction (from which no appeal can be taken) of Executive for any criminal act which is a felony. Upon any termination pursuant to this Paragraph 4.1, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice. In addition, the Company shall pay any benefits, if any, owed to Executive under any plan provided for Executive under Paragraph 3 hereof in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 4.1. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Paragraph 3.1 hereof).

         4.2 Disability. Notwithstanding anything to the contrary contained in this Agreement if, during the term hereof the Executive suffers a disability (as defined below) the Company shall continue to pay Executive the compensation provided in Paragraph 2.1 hereof during the period of his disability; provided, however, that, in the event Executive is disabled for a period of more than 180 days in any 12 month period (the "Disability Period"), the Company may, at its election, by a vote of a majority of the members of the Board within 90 days from the end of the Disability Period, and provided that disability insurance is in effect pursuant to Section 3.2, terminate this agreement. In the event of such termination, payment of the Executive's Base Salary at the rate prevailing on the date of termination of the Executive and fringe benefits (to the extent permissible by applicable law) shall be continued for a period of six months after such termination. As used in this Agreement, the term "disability" shall mean the complete inability of Executive to perform his duties under this Agreement as determined by an independent physician selected with the approval of the Company and the Executive. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred, stock options and bonuses accrued prior to the date of termination subject, however, to the provisions of Paragraph 3.1 hereof).

         4.3 Termination for Good Reason. The Executive may resign (and thereby terminate his employment under this Agreement) at any time for "Good Reason" (as defined below), upon not less than thirty (30) days' prior written notice to the Company specifying in reasonable detail the reason therefor, provided, however, that if the reason for resignation for "good reason" is susceptible of cure, the Company shall have a period of thirty (30) days after such written notice to effect a cure. For purposes of this Agreement, "Good Reason" shall mean (a) any material failure by the Company to comply with any material obligation imposed by this Agreement; (b) a material reduction in the Executive's title, position, duties or responsibilities other than as a result of a material breach of this Agreement by the Executive; (c) the Executive's assignment to an office of the Company located other than in the Baltimore, Maryland area so that he can no longer reasonably perform his duties for the Company while residing in the


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

Baltimore, Maryland area; (d) the Company's creation of working conditions that a reasonable person in the Executive's position would consider unreasonable or intolerable; [or (e) any substantial disparity between the adjustments to the salary or any of the benefits payable to the Executive and the adjustments to the salary or any of the benefits generally payable to the other senior executives of the Company, other than a disparity based upon the Executive" performance of the duties assigned to him hereunder and the compensation policies and review standards then applied by the Company with respect to compensation and benefits payable to the Company's senior executives.]

         4.4 Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate the employment of Executive Without Cause and the Executive may terminate the Agreement with Good Reason, in each case, at any time upon 30 days' prior written notice, provided that the Company shall be obligated to pay Executive, in a lump sum on the date of termination, all of the Base Salary compensation until the expiration of the term of this Agreement and the Company shall maintain the Executive's health insurance on the same terms and conditions as existed during his employment for the duration of his life and the life of his spouse.

         4.5 Termination by Executive Without Good Reason. Executive shall have the right to terminate this Agreement without Good Reason at any time upon 90 days' prior written notice, in which case this Agreement shall continue in full force and effect until the date of termination. The Company may terminate the Executive immediately if Executive gives written notice of a termination under this Section. Upon a termination pursuant to this Paragraph, Executive shall only be entitled to receive his Base Salary to the date of termination, plus reimbursement for reasonable business expenses incurred, stock options and bonuses accrued prior to the date of termination.

         5. Change of Control.

         (a) For the purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than a group whose primary persons are members of the Lucy family, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 40% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

         (b) The Company and Executive hereby agree that, if Executive is affiliated with the Company on the date on which a Change of Control occurs (the "Change of Control Date"), the Company (or, if Executive is affiliated with a subsidiary, the subsidiary) will continue to retain Executive and Executive will remain affiliated with the Company (or subsidiary), for the period commencing on the Change of Control Date and ending on the second anniversary of such date, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date. If after a Change of Control Executive is requested and, in his sole and absolute discretion, consents to change his principal business location, the Company will reimburse the Executive as provided in Section 1.4 hereof. If the Executive shall not consent to change his business location, the Executive may continue to provide the services required of him hereunder from his then residence and/or business address, and the Company shall continue to maintain an office for Executive at that location commensurate with the Company's office prior to the Change of Control Date.

         (c) During the remaining term hereof after the Change of Control Date, the Company (or subsidiary) will (i) continue to pay Executive at not less than the Base Salary on the Change of Control Date, (ii) pay Executive bonuses in amounts not less in amount than those paid during the 12 month period preceding the Change of Control Date, and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

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

         (d) If during the remaining term hereof after the Change of Control Date (i) Executive's employment is terminated by the Company (or subsidiary), or
(ii) the Executive shall have terminated this Agreement for "good reason" as defined above, or (iii) there shall have occurred a material reduction in Executive's compensation or employment related benefits, or a material change in Executive's status, working conditions, management responsibilities or titles, and Executive voluntarily terminates his relationship with the Company within 60 days of any such occurrence, or the last in a series of occurrences, then Executive shall be entitled to receive, a lump sum payment equal to [100]% of Executive's Base Salary and the Company shall maintain the Executive's health insurance on the same terms and conditions as existed during his employment for the duration of his life and life of this spouse. Such amount will be paid to Executive within 15 business days after his termination of affiliation with the Company.

         6. Restrictive Covenants.

         6.1 Non-Competition. During the Term and for a period of two years following the termination (other than a termination without Cause pursuant to Paragraph 4.4) of the Executive's employment from the Company, Executive shall not, directly or indirectly engage in or have any interest in, directly or indirectly, any sole proprietorship, partnership, corporation, business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages primarily in the development, marketing, distribution or sale of products and services competitive with the Company's products and services in any and all states in which the Company conducts its business during the Term or at the time Executive's employment with the Company is terminated (the "Territory"); provided, however, that Executive may hold Company securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any such company, so long as Executive does not control acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

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

         6.2 Nondisclosure. During the Term and following termination of the Executive's employment with the Company, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, methods of doing business and marketing, distribution or sale of the Company's products and services) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary. For purposes of this Agreement "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law, provided that prior to such disclosure, Executive shall give the Company 15 business days' (or such shorter period as Executive has to respond to such request) written notice.

         6.3 Nonsolicitation of Employees. During the Term and for a period of two years following termination of the Executive's employment with the Company, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

         6.4 Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement or on the Board's request at any time.

         7. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Paragraph 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Paragraph 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 5 hereof.

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


         9. Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.

         10. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

         11. Further Assurances. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

         12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

         13. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

         14. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party and except as provided in Paragraph 8 hereof.

         15. Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws.

         16. Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

         17. Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

         18. Severability. The Company and Pete Caltrider recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of certain of the provisions contained herein. It is the intention of the Company and Pete Caltrider that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if


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any provision of this Agreement shall be deemed to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

         19. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of the city/county where Employee resided during employment hereunder or any other state where jurisdiction or venue over the Employee exists. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

         The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party shall be entitled to seek equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

         20. Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

         21. No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

         22. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

         23. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when delivered by the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.


                            [SIGNATURES ON NEXT PAGE]

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         IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first above written.

                                         PALLET MANAGEMENT SYSTEMS, INC.

                                         By:  /s/ John C. Lucy, III
                                         ------------------------------------
                                              John C. Lucy III, Chairman and
                                              Chief Executive Officer


                                              /s/ Arthur P. Caltrider
                                              -------------------------------
                                              ARTHUR P. CALTRIDER,  Executive



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